Pricing Supplement No. 10 dated October 30, 1998           Rule 424(B)(3)
(To Prospectus dated April 1, 1996                         File No. 33-58887
and Prospectus Supplement dated April 1, 1996)

                            Colgate-Palmolive Company

                        Medium-term Notes - Floating Rate

                                    Series C

        We are hereby offering to sell Notes having the terms specified below to you with the assistance of Goldman, Sachs & Co., acting as agent, at a fixed initial public offering price of 100% of the Principal Amount.



Principal Amount:       $29,162,000            Trade Date:   October 30, 1998
Issue Price:            100%                   Original Issue Date:   November 4, 1998
Initial Interest Rate:  5.05531%               Net Proceeds to Issuer:  $28,870,380
Stated Maturity Date:   November 3, 2078       Agent's Discount or Commission:  $291,620

Base Rate:
         [     ]  Certificate of Deposit Rate
         [     ]  CMT Rate
         [     ]  Commercial Paper Rate
         [     ]  Eleventh District Cost of Funds Rate
         [ X ]    LIBOR Telerate:  Page 3750 [    ]  LIBOR Reuters
         [     ]  Prime Rate
         [     ]  Treasury Rate
         [     ]  Other (see attached)
Interest Rate Reset Dates: February 3, May 3, August 3 and November 3 of each year, commencing on February 3, 1999.
Interest Rate Reset Period:  Quarterly
Interest Payment Dates: February 3, May 3, August 3 and November 3 of each year, commencing on February 3, 1999.
Index Maturity:  3 month
Index Currency:  US Dollars
Spread (+/-):  - 21 basis points     (- 0.21%)
Spread Multiplier: N/A
Maximum Interest Rate:  N/A
Minimum Interest Rate:   N/A

Day Count Convention:
         [     ] 30/360 for the period from  ________ to ________
         [  X  ] Actual / 360
         for the period from November 4, 1998 to November 3, 2078.

         [     ]  Actual / Actual for the period from         to

Redemption:
         [     ]  The Notes cannot be redeemed by the Company prior to the
Stated Maturity Date.

         [ X ]The Notes may be redeemed by the Company prior to the Stated Maturity Date.

The Notes may be redeemed, under the conditions provided in the Prospectus Supplement dated April 1, 1996, on November 3rd of each of the years set forth below, at the amounts set forth below (expressed as percentages of the Principal Amount of the Notes) corresponding to the years set forth below, together with any accrued interest to the Redemption Date.

 Redemption Date                           Redemption Price
 ---------------                           ----------------
 November 3, 2028                               105.00%
 November 3, 2029                               104.50%
 November 3, 2030                               104.00%
 November 3, 2031                               103.50%
 November 3, 2032                               103.00%
 November 3, 2033                               102.50%
 November 3, 2034                               102.00%
 November 3, 2035                               101.50%
 November 3, 2036                               101.00%
 November 3, 2037                               100.50%
and thereafter on
November 3 of any
   year at 100%

Optional Repayment:

         [     ]  The Notes cannot be repaid at the option of the holder thereof prior to the Stated Maturity Date.
         [  X  ]  The Notes can be repaid at the option of the holder thereof prior to the Stated Maturity.

The holder of the Notes may elect to cause the Company to repurchase the Notes, under the conditions provided in the Prospectus Supplement dated April 1, 1996, on November 3rd of each of the years set forth below, at the amounts set forth below (expressed as percentages of the Principal Amount of the Notes) corresponding to the years set forth below, together with any accrued interest to the Repurchase Date.


 Repurchase Date                           Repurchase Price
 ---------------                           ----------------
 November 3, 2008                               99.00%
 November 3, 2011                               99.25%
 November 3, 2014                               99.50%
 November 3, 2017                               99.75%
 November 3, 2020                               100.00%
on November 3 every
3 years thereafter                              100.00%
(i.e., 2023, 2026,
2029, 2032, etc.)

Currency:
         Specified Currency:        US Dollars
                  (If other than US Dollars, see attached.)
         Minimum Denomination: $1,000

        (Applicable only if Specified  Currency is other than US Dollars.)

Original Issue Discount: [   ]      [ X ]   No
         Total amount of OID:
         Yield to Maturity:
         Initial Accrual Period:

Form:        [ X ]    Book-entry      [   ]        Certificated


[    ]    Other provisions:

Use of Proceeds:
---------------
The net proceeds from the sale of the Notes will be used by the Company to retire commercial paper which was issued by the Company for general corporate purposes and working capital. As of October 30 1998, the Company's outstanding commercial paper had a weighted average interest rate of 5.2904% with maturities ranging from 3 to 89 days.